Exhibit 3.1
RESOURCE CAPITAL CORP.
ARTICLES OF AMENDMENT

Resource Capital Corp., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:
FIRST: The charter of the Corporation (the “Charter”) is hereby amended to provide that, upon the Effective Time (as defined herein), every four shares of common stock, $0.001 par value per share (“Common Shares”), of the Corporation that were issued and outstanding immediately prior to the Effective Time shall be combined into one issued and outstanding Common Share, $0.004 par value per share, without any further action by the Corporation or the holder thereof, subject to the treatment of fractional share interests as described below (the “Reverse Stock Split”).
SECOND: No fractional Common Shares will be or remain issued after the Effective Time and each holder otherwise entitled to a fractional share shall be entitled to receive in lieu thereof cash in an amount equal to the product of the fraction of a share multiplied by the closing price of Common Shares as reported by the New York Stock Exchange on the date of the Effective Time; provided,  however, that holders of any Common Shares issued pursuant to the Corporation’s Dividend Reinvestment and Stock Purchase Plan (“DRIP Common Shares”) shall be entitled to receive fractional shares with respect to such DRIP Common Shares upon the Effective Time to the extent applicable.
THIRD: Each certificate that immediately prior to the Effective Time represented Common Shares shall thereafter represent that number of Common Shares into which the shares represented by the certificate shall have been combined, subject to the elimination of fractional share interests as described above.
FOURTH: The foregoing amendment to the Charter has been duly approved by a majority of the entire Board of Directors of the Corporation as required by the Maryland General Corporation Law (the “MGCL”). Pursuant to Section 2-309(e)(2) of the MGCL and as permitted by the Charter, the foregoing amendment may be made without stockholder approval.
FIFTH: The Charter is hereby amended, effective immediately after the Effective Time, to decrease the par value of Common Shares from $0.004 per share to $0.001 per share. The foregoing amendment to the Charter has been duly approved by a majority of the entire Board of Directors of the Corporation as required by the MGCL. Pursuant to Section 2-605 of the MGCL and as permitted by the Charter, the foregoing amendment may be made without stockholder approval.
SIXTH: The total number of shares of stock which the Corporation had authority to issue immediately prior to the foregoing amendments was 600,000,000 shares of stock, consisting of 500,000,000 shares of common stock, $0.001 par value per share, and 100,000,000 shares of preferred stock, $0.001 par value per share, of which 10,000,000 shares were classified and designated as “8.50% Series A Cumulative Redeemable Preferred Stock”, 10,000,000 shares were classified and designated as “8.25% Series B Cumulative Redeemable Preferred Stock” and 10,000,000 shares were classified and designated as “8.625% Fixed-to-Floating Series C Cumulative Redeemable Preferred Stock”.  The aggregate par value of all authorized shares of stock having par value was $600,000.
SEVENTH: The total number of shares of stock which the Corporation has authority to issue pursuant to the foregoing amendments is 225,000,000 shares of stock, consisting of 125,000,000 shares of common stock, $0.001 par value per share, and 100,000,000 shares of preferred stock, $0.001 par value per share, of which 10,000,000 shares are classified and designated as “8.50% Series A Cumulative Redeemable Preferred Stock”, 10,000,000 shares are classified and designated as “8.25% Series B Cumulative Redeemable Preferred Stock” and 10,000,000 shares are classified and designated as “8.625% Fixed-to-Floating Series C Cumulative Redeemable Preferred Stock”.  The aggregate par value of all authorized shares of stock having par value is $225,000.

EIGHTH: The preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of any shares of stock which the Corporation has authority to issue have not been changed by the foregoing amendments.
NINETH: These Articles of Amendment will become effective at 5:00 p.m. Eastern time on August 31, 2015 (the “Effective Time”).
TENTH: The undersigned, Michael S. Yecies, Senior Vice President, Chief Legal Officer and Secretary of the Corporation, acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned, Michael S. Yecies, Senior Vice President, Chief Legal Officer and Secretary of the Corporation, acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all materials respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Senior Vice President, Chief Legal Officer and Secretary and attested by its Executive Vice President and Assistant Secretary on this 28th day of August, 2015.

ATTEST:		RESOURCE CAPITAL CORP.

By:	/s/ Jeffrey F. Brotman	By:	/s/ Michael S. Yecies	(Seal)
	Jeffrey F. Brotman		Michael S. Yecies
	Executive Vice President and Assistant Secretary		Senior Vice President, Chief Legal Officer and Secretary